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Exhibit 10.21

ONLINE MARKETING SYSTEMS AND SERVICES AGREEMENT

        This ONLINE MARKETING SYSTEMS AND SERVICES AGREEMENT (the "Agreement") is made as of this 1st day of March, 2007 by and among Internet Brands Inc., a Delaware corporation ("IB") and smart USA Distributor, LLC, a Delaware limited liability company ("smart USA"). IB and smart USA are collectively referred to herein as the "Parties".

RECITALS

        WHEREAS, United Auto Group, Inc., a Delaware corporation ("UAG"), a leading automotive retailer, has created a wholly-owned subsidiary, smart USA, to be the exclusive U.S. distributor of the smart cars pursuant to a distribution agreement with smart GmbH

        WHEREAS, smart USA intends to create a national smart Car dealer network for that purpose and enter into franchise agreements with each of such dealers (the "smart Car Dealers");

        WHEREAS, smart USA further intends to create and operate one or more consumer-facing websites for the promotion and marketing of smart Cars, including www.smartUSA.com (the "smart Website") and other websites maintained by smart USA or its deales for such purposes (the "Dealer Websites," and collectively with the Smart Website, the "Websites");

        WHEREAS, IB is a leading provider of, among other things, consumer websites and online automotive research and marketing services through the use of its proprietary technology and operating systems;

        WHEREAS, smart USA desires to market the smart Car online and wishes to engage IB as the exclusive provider of internet marketing and lead referral services for smart USA and the smart Car Dealers, which shall be known as the "smart1 Program" or such other name as may be designated by smart USA in the future;

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

Article 1.    Duties and Responsibilities of IB.

        Section 1.1    Technology Systems.    IB shall develop, customize and maintain during the term of this Agreement, certain technology systems for the smart1 Program, which shall consist of:

          (a)    Lead Management System.    IB will customize and maintain a technology system and related database (the "Lead Management System") to (i) capture and maintain a prospect relationship management (PRM) database of consumer leads obtained through the Website, from marketing partners identified and obtained by IB and from a toll-free telephone number displayed on all of the Websites and provided as part of IB's Customer Care Center services, described in Section 1.4 below (the "1-800-SMART-USA Number"), (ii) deliver leads to smart Car Dealers in formats compatible with smart USA and smart Car Dealers' lead distribution systems, and (iii) provide lead management reporting to smart USA and the smart Car Dealers, each as further described below.

          (b)    Website Content and User Interface.    IB will advise smart USA and a technology vendor selected and engaged by smart USA in the design and development of the Smart Website, which will include a smart Car configurator that enables consumers to see options and pricing for smart cars, lead forms, credit card processing and consumer refund functionality designed and developed by IB with placements to be agreed upon by IB and smart USA IB will maintain the configurator, lead forms, credit card processing and consumer refund functionality of the Website on IB servers and integrate the Smart Website with the Lead Management System. IB and smart USA will agree on escalation procedures and emergency contacts to address Website performance issues that relate to IB's Website maintenance obligations.

          (c)    CSI System.    IB will create and administer a customer satisfaction survey program on behalf of smart USA to solicit satisfaction data regarding the sales functions for the smart Car Dealers (the "CSI System"). The parameters of this system shall be mutually agreed between the parties and shall include telephone or email contact with each of the smart Car Dealers customers who bought smart Cars. The results of the survey shall be accumulated and published on a weekly, monthly, quarterly and annual basis.

        Section 1.2    Lead management Services.

          (a)    Internet Lead Generation.    IB will be exclusively responsible for providing all internet leads (with and without advance deposits) from consumers on the Smart Website for smart car Dealers in the smart1 Program and IB will be the exclusive buyer of online traffic and leads relating to smart cars in the USA on behalf of smart USA and the smart Car Dealers. Leads shall be generated from the smart Website, from marketing partnership identified, negotiated and maintained by IB for such purpose, and via the 1-800-SMART-USA Number. Notwithstanding the foregoing, nothing in this Agreement shall be construed as prohibiting smart Car Dealers from accepting leads from offline sources at their dealerships, including leads generated from Dealer Websites as long as the Dealer Websites are maintained in accordance with this agreement (including the requirement for all lead links from the website to be forwarded to the smart Website). Leads that do not route through the smart1 Program will not count as program leads and will be included in any of the tracking, reporting or de-duplification described herein. IB and smart USA will mutually agree on the commencement date for lead generation and delivery at such time as key dealers in the smart Car Dealers network have been established and smart Cars have been delivered to such dealers (the "Lead Commencement Date"). IB agrees that it shall sell all smart Car leads to smart USA exclusively during the term of this Agreement.

            (i)    Lead Volume.    IB will supply not less than 36,000 smart Car leads to smart USA, calculated on an annual basis from the Lead Commencement Date (the "Minimum Lead Volume"). smart USA acknowledges and agrees that it will purchase all smart Car leads generated by IB in accordance with Section 2.2(b)(i). If in any 12 month period IB provides in excess of 100,000 leads to smart USA, and smart USA wishes to reduce lead flow thereafter, IB agrees to reduce lead flow to a level as directed by smart USA until such time as total leads for a twelve-month period is less than 100,000.

            (ii)    Lead Quality.    IB will exercise reasonable efforts to monitor and maintain lead quality through its quality assurance functions, including (i) de-duplicating leads that have the same e-mail address and have been submitted by the consumer within 30 days of a lead already delivered, (ii) verifying a valid telephone number or confirming consumer desire to communicate via email, and (iii) attempting telephone contact during Customer Care Center business hours with each consumer who placed a lead to confirm actual interest levels in purchasing or leasing a smart Car and to obtain additional customer information (such as model/color preferences, finance intentions, qualifying potential customers, etc.) The parties agree that any leads as to which these procedures have not been completed shall not be counted toward the Minimum Lead Volume nor the fee requirements of Section 2.2(b)(i).

          (b)    Lead Delivery.    IB will deliver all leads generated to smart Car Dealers with the Lead Management System in formats that are compatible with the Lead Management System and

  Dealer lead management systems in preferred formats thar are used by each specific smart Car dealer. Each smart Car dealer will provide the desired format to IB. All leads delivered will be distributed among the smart Car Dealers in accordance with written instructions provided by smart USA.

          (c)    Lead Reporting.    IB will develop and make available daily to smart USA and the smart Car Dealers lead detail reports and prospect satisfaction survey results monthly on a questionnaire provided by smart USA to IB. IB and smart USA will work together to define specific deliverables.

          (d)    smart Car Dealer Care.    IB will maintain a database of the smart Car Dealers, which shall include relevant contact information and preferred methods of lead delivery. IB will post dealer content on the Smart Website and provide a toll free number and e-mail box to assist smart Car Dealers with any lead delivery issues. IB will track individual dealer close rates and customer satisfaction feedback obtained by the Customer Care Center. smart USA will provide to IB on a monthly basis a list of leads with lead identification numbers that resulted in smart Car sales. IB will provide monthly reports within 5 working days after each calendar month end and communicate with smart Car Dealers to share customer feedback and periodically provide recommendations regarding lead conversion best practices.

        Section 1.3    Other Online Marketing Services

          (a)   IB shall manage and perform all online marketing and promotion in connection with the smart1 Program, as follows:

            (i)    distribute periodic consumer e-mail campaigns and monthly online newsletters utilizing creative copy and related data developed and provided by smart USA or its agency and maintain user opt-out lists, updated daily;

            (ii)   manage all search engine keyword buying (to be paid by IB) related to generating Website traffic utilizing best practices developed by IB;

            (iii)  identify, negotiate and manage all relationships with third-party partners to direct traffic to the Website (including Website placements or co-branding for such partners) and leads to the smart1 Program, including lead quality management and technology integrations with the Website and Lead Management System; and

            (iv)  foster online smart community(ies) by either: (a) contributing to existing smart communities or (b) launching a new smart USA community or (c) both. IB will make this determination in 2007 based on the receptiveness and support of existing communities and its assessment of the best way to drive participation.

        Section 1.4    Customer Care Center Services

          (a)   Customer Communications.    Commencing January 2007, IB shall provide call center and e-mail communications services for consumers at its headquarters on a schedule agreed to by smart USA, starting as seven days a week from 5 a.m. to 9 p.m. Pacific Time to:

            (i)    manage all in-bound consumer calls to the 1-800-SMART-USA Number and e-mail inquiries through a customer service e-mail address displayed on the Website;

            (ii)   record and maintain all customer contact information for the Lead Management System database;

            (iii)  provide product information regarding smart Cars and pre-sales marketing and promotional information for smart Cars, including an advance deposit program described in Section 1.4(b) below;

            (iv)  perform lead verification and qualification services described in Section 1.2;

            (v)   after such time as smart Car Dealers have been activated for the smart1 Program, survey consumers who placed leads to obtain customer satisfaction data; and

            (vi)  conduct CSI surveys by telephone;

  smart USA will provide scripts, FAQs and answers, printed materials, procedures for escalation to supervisory, tech personnel and related contacts.

          (b)   Advance Reservation Program.    Commencing March 12, 2007, IB will manage all aspects of the $99 advance reservation program on behalf of smart USA and the smart Car Dealers up to and including delivery of confirmed and re-verified deposits to the smart Car Dealers, as follows:

            (i)    communicate the advance reservation program to consumers who submit e-mail or telephone inquiries regarding smart Cars per smart USA's instructions;

            (ii)   disseminate, collect and maintain database and/or hard copy records of signed reservation forms from consumers on behalf of smart USA in order to provide a comprehensive list by state and zip code of all reservations;

            (iii)  manage the receipt of credit card and debit card payments and paper checks from consumers participating in the advance reservation program for deposit in bank accounts established by smart USA specifically for such purpose and track inbound credit card deposits and refunds through the smart Website to merchant accounts established and maintained by smart USA;

            (iv)  manage refunds of reservations to consumers who do not elect a credit card refund, including preparation and mailing of refund checks to consumers who request refunds and maintaining records of such refunds;

            (v)   upon delivery of a lead with a customer reservation to a smart Car Dealer, the smart Car Dealer shall assume responsibility for the reservation and any and all services related thereto, including any refunds to customers

            (vi)  provide daily and weekly reporting through April 30, 2007, and thereafter monthly reporting within five (5) business days of every month's end to smart USA of reservation and refund activities for reconciliation with bank statements for the special purpose reservation accounts.

Section 1.5    Other Responsibilities.    All of IB's services provided hereunder will be created or provided in a workmanlike manner with professional diligence and skill. IB will not create any code that contains any disabling codes, devices or instructions or any virus or other contaminant. IB and smart USA agree to review the smart1 Program's performance and operations on an annual basis, and to discuss performance improvement opportunities and costs during such review.

Article 2.    smart USA and Duties and Responsibilities.

Section 2.1    Exclusivity.    smart USA agrees that IB will be its exclusive provider of smart Car online leads and customer car services to smart Cart Dealers through the smart1 Program during the term of this Agreement. smart USA will promote the smart1 Program to all smart Car Dealers and will require in its franchise agreements with smart Car Dealers that the smart1 Program will be exclusive third-party internet lead source for smart Cars. smart USA will require promotional exclusivity for the smart1 Program as further described in Section 2.3.

Section 2.2    Fees and Payment.    smart USA shall pay the following fees to IB for the systems and services provided during the term of this Agreement:

          (a)    Technology Systems Fees:    $607,300 to be paid on the date of this Agreement, plus quarterly installments of $46,500 to be paid on the first day of each calendar quarter beginning with the fourth calendar quarter of 2007 through the end of the Initial Term, as described in Section 3.1 hereof. If the term of this Agreement is extended after the end of the Initial Term, then smart USA shall pay an additional upfront amount and quarterly payments that are proportionate to the payments for the Initial Term based on the length of the extended term. In addition, smart USA shall make a quarterly maintenance payment of $4,225 for forty (40) hours of routine tech maintenance to be paid on the first day of each calendar quarter beginning in the first quarter of 2007 and ending when IB ceases to accept reservations. No amounts paid shall be refunded if this Agreement is terminated early by any Party under Section 3.2 hereof. smart USA acknowledges and agrees that the fees are based on initial specifications for the technology systems that were jointly developed by IB and smart USA. If smart USA desires to make material changes to such specifications at any time during the term of this Agreement or obtain any tech development or other tech services from IB in excess of those stated above and agreed to in the initial specifications, IB and smart USA will mutually agree on the specifications, fees and delivery dates for any such additional services on a case by case basis.

          (b)    Lead Fees.

            (i)    Leads.    $17.50 per lead, whether with or without a customer deposit, delivered by IB to a smart Car Dealer; provided however that if IB reasonably determines that the exclusivity requirement in Section 2.1 hereof is not being honored by smart USA or any smart Car Dealers such that the benefit of the exclusivity is not being substantially achieved by IB, IB shall notice smart USA of such non-compliance after which smart USA shall have thirty (30) days to cure. If such cure is not reasonably satisfactory to IB after such 30 day period, the per lead fee for leads without deposits shall be increased to $25.00 for the remainder of the term with respect to the smart Car Dealer(s) who have not honored the exclusivity requirement after notice as described above. Notwithstanding the foregoing, if a particular smart Car Dealer has previously received a non-compliance notice and, after curing such non-compliance, resumes non-compliance, IB may immediately increase the per lead fee for leads without deposits with respect to such dealer to $25.00 for the remainder of the term without notice. Beginning the first month after the Lead Commencement Date, IB will provide an invoice to smart USA on a monthly basis for leads delivered within fifteen (15) days after the end of each month. Payment shall be due thirty (30) days after delivery of each invoice. In the event that IB's lead acquisition costs increase or decrease by: (i) more than ten percent (10%) in any one year, or (ii) by more than ten percent (10%) cumulatively, and IB provides reasonable supporting documentation of such increase or decrease to smart USA, IB and smart USA will agree on appropriate increases or decreases in the per lead fees payable under this paragraph to reflect such change.

          (c)    Marketing Management Fees:    $15,000 per month, payable on the first day of each calendar quarter, with the first pro-rated quarterly payment due on May 1, 2007, for marketing services described in Section 1.3 hereof. The Marketing Management Fee rate shall be automatically increased annually commencing January 1, 2008 by an amount equal to the increase in the U.S. Consumer Price Index during the previous twelve month period.

          (d)    Customer Care Center Service Fees:    $12,000 per calendar month for Customer Care Center management and training, payable on a quarterly basis, with the first quarterly payment due upon signing; plus $16.00 per staffed hour of Customer Care Center services provided each month. The Customer Care Center hourly staffing rate and Customer Care Center management and training fees shall be automatically increased annually commencing on the thirteenth month of the date the Customer Care Services are first provided by an amount equal to the increase in the U.S. Consumer Price Index during the previous twelve month period. IB and smart USA will mutually agree on the hours to be staffed.

          (e)    Advance Deposit Program Services Fees:    smart USA will pay IB fees for the Advance Deposit Program monthly as follows:

            (i)    $10 per deposit received from a customer by credit card or debit card for each of the first 5,000 credit card deposits,

            (ii)    $5 per credit card or debit card deposit for deposits received in excess of the first 5,000, and

            (iii)    $30 per deposit received from a customer by check.

            (iv)    $10 per deposit refunded, whether by credit card or check.

  IB will provide a single invoice to smart USA for all payments that are due on a quarterly basis within fifteen (15) days prior to the beginning of such quarter. Payment will be due within thirty (30) days after delivery of each invoice. IB will deliver separate invoices for all payments that are due on a monthly basis within ten (10) days after the end of each month.

        With respect to each of the fees referenced in this Section 2.2, IB will provide smart USA with verifiable reports (the form and content of which shall be mutually agreed) concurrently with each invoice.

        Section 2.3    Additional smart USA Responsibilities to IB Regarding the smart1 Program.    In addition to the obligations set for above, smart USA shall:

          (a)   promote and manage smart Car Dealer participation in the smart1 Program as the exclusive third-party source of internet leads, through its smart Car Dealer franchise agreements, including a prohibition from buying either leads or traffic pertaining to smart cars online outside of the smart1 program.

          (b)   feature the 1-800-SMART-USA Number on the Smart Website and otherwise in all advertising and promotional campaign material sponsored by smart USA as the exclusive telephone resource for smart Car information and customer care (it being agreed that the smart Car Dealers are permitted to publish their own contact information in any such materials as well).

          (c)   establish all policies related to the geographic zones and prioritization of lead delivery to the smart Car Dealer network. smart USA shall communicate such zones and prioritization to IB in writing and shall provide any changes thereto not less than ten (10) days in advance.

          (d)   provide creative content for all online newsletter and e-mail campaigns to IB within a reasonable time prior to each distribution date.

Article 3.    Term.

        Section 3.1    Terms.    The initial term of the Agreement shall commence on the date hereof and end thirty six full calendar months after the Lead Commencement Date (the "Initial Term"), subject to the early termination rights set forth below. The Initial Term shall be automatically renewed for up to two additional two (2) year periods unless terminated by either party upon no less than sixty (60) days written notice prior to the end of the Initial Term or an extended term. The Initial Term and all extensions thereof shall be referred to herein as the "Term".

        Section 3.2    Early Termination.

          (a)    By either Party.    (i) Either Party may terminate this Agreement at any time upon sixty (60) days written notice if there is a material breach of any other Party's obligations hereunder or immediately upon delivery of written notice if the other Party files for dissolution, bankruptcy or similar protection against creditors. Notwithstanding the foregoing and in the absence of a bankruptcy or similar filing, smart USA shall have fifteen (15) days after delivery of written notice to cure a monetary breach. smart USA's obligations to make payments through the termination date shall survive any termination of this Agreement until such time as payment is made in full. All access by smart USA and the smart Car. Dealers to the technology systems described in Section 1.1 of this Agreement shall end upon the termination of this Agreement.

          (b)    By Smart USA.    (1) smart USA may terminate this Agreement at any time with sixty (60) days notice to IB (i) after smart USA has received notice from smart GMBH ("smart GMBH") that the distribution agreement between smart GMBH and smart USA in connection with the distribution of smart Cars in the United States of america has been or will be terminated or (ii) in the event that IB supplies less than 36,000 smart Car leads annually as described in Section 1.2(a)(i). (2) smart USA may terminate this Agreement for any reason by giving written notice thereof on or after the first anniversary of the Lead Commencement Date (the "Lead Commencement Anniversary"). In the event of a delivery of notice of termination by smart USA pursuant to subsection (2) above, the termination date shall be no earlier than ninety (90) days following delivery of such written notice. In the event of a termination by smart USA under subsection (1)(i) or (2) above, smart USA shall pay an amount equal to one-half of the total Technology Systems Fees of $46,500 per quarter that otherwise would have become due during the remainder of the Initial Term on or prior to the sixtieth day of the notice period.

Article 4.    [INTENTIONALLY OMITTED]

Article 5.    Mutual Representations, Warranties and Covenants.

        Section 5.1    Representations and Warranties.    Each Party represents and warrants to the other Party that:

          (a)   such Party has the full corporate right, power and authority to enter into this Agreement and to perform the acts required of it hereunder;

          (b)   the execution of this Agreement by such Party and the performance by such Party of its obligations and duties hereunder, do not and will not violate any agreement to which such Party is a Party or otherwise bound;

          (c)   when executed and delivered by such Party, this Agreement will constitute the legal, valid and binding obligation of such Party, enforeceable against such Party in accordance with its terms, except as may be limited by laws of bankruptcy or similar laws of equitable relief; and

          (d)   Each Party acknowledges that the other party makes no representations, warranties or agreements related to the subject matter hereof that are not expressly provided in this Agreement.

        Section 5.2    Covenants.    Each Party covenants with all other Parties that:

          (a)   Each Party will comply with all federal and state laws and regulations applicable to the performance of such Party's obligations under this Agreement, including without limitation, adherence to all e-mail and telephone marketing and privacy laws and regulations, including but not limited to all provisions of the United States CAN SPAM legislation enacted January 1, 2004, all federal and state Do Not Call lists and all laws regulating the delivery of email whether solicited or unsolicited. IB shall not access, use or disclose any non-public personal information of the individual consumers of smart USA or any smart Car Dealer which it receives other than in the course of providing the products and performing the services hereunder, and IB shall implement and maintain safeguards appropriate to protect the security, confidentially and integrity of such non-public personal information. IB shall comply in all respects with the applicable requirements of the Gramm-Leach-Bliley Act (P.L. 106-012)(15 U.S.C., 6801 et seq.) and implementing regulations thereof.

          (b)   Each Party will designate a management level individual as the primary contact for all aspects of this Agreement. The designees shall conduct conference calls on not less than a monthly basis to discuss progress and performance under this Agreement. The Parties acknowledge and agree that this collaborative process shall be the means by which the parties address issues that may arise from time to time under this Agreement, including lead quality, escalation procedures for Website performance issues, customer service and dealer conversion rates. The initial designees by each party shall be:

          (c)   For IB: Christine Bucklin, Chief Operating Officer

          (d)   For smart USA: Dave Schembri, President

        Article 6.    Indemnification.    Each Party (the "Indemnifying Party") shall indemnify the other party (the "Indemnified Party") against any and all claims, liabilities, losses, costs and expenses, including reasonable attorneys' fees, which the Indemnified Party may incur as a result of claims in any form by third parties arising from or relating to any breach of the indemnifying Party's warranties, representations and covenants as set forth in this Agreement. The Indemnified Party shall (i) give the Indemnifying Party prompt notice of the relevant claim, (ii) cooperate with the Indemnifying Party, at the Indemnifying Party's expense, in the defense of such claim, and (iii) give the Indemnifying Party the right to control the defense and settlement of any such claim, except that the Indemnifying Party shall not enter into any settlement that affects the Indemnified Party's rights or interest without the Indemnified Party's prior written approval. The Indemnified Party shall have the right to participate in the defense at its own expense. This indemnification shall survive the expiration or termination of this Agreement by either Party for any reason.

Article 7.    Miscellaneous.

        Section 7.1    Ownership of Data: Trademarks Licenses.    All consumer data generated under the smart1 Program shall be owned exclusively by smart USA. IB may retain a copy of the consumer data for record keeping, data analysis and other purposes that are not inconsistent with the rights of smart USA under this Agreement. smart USA hereby grants to IB a non-exclusive sublicense to use the smart Car trademark and logo in the smart1 Program during the Term, subject to smart USA's prior approval, which approval shall not be unreasonably withheld. IB hereby grants to smart USA a non-exclusive license to use IB's automotive website trademarks and logos on the Smart Website and in printed promotional materials, subject to IB's prior approval, which approval shall not be unreasonably withheld.

        Section 7.2    Press Communications.    No Party will issue any press releases or engage in any press communications involving the smart1 Program, the Smart Website or this Agreement that names IB, UnitedAuto Group, or smart USA or any of its websites without the prior consent and approval of IB, UnitedAuto Group, or smart USA, which consent is not to be unreasonably withheld.

        Section 7.3    Expenses.    Except as otherwise specifically provided herein, each Party shall be responsible for its own expenses incurred in performing its obligations hereunder.

        Section 7.4    Record Keeping.    IB will maintain all records generated on smart USA's behalf under this Agreement for a period of not less than five (5) years after termination or expiration of this Agreement.

        Section 7.5    Limitation of Liability.

        EXCEPT FOR A PARTY'S INDEMNIFICATION OBLIGATIONS HEREIN, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES (SUCH AS, BUT NOT LIMITED TO, LOSS OF PROFITS OR REVENUES OR DAMAGE TO OR LOSS OF PERSONAL PROPERTY), WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

        Section 7.6    Force Majeure.    Neither Party will be liable for any delays in delivery and/or non-delivery of the Services to be provided hereunder by the other due act of God, action by any governmental or quasi-givernmental agency, fire, flood, earthquake, strike, outside network difficulties (including, but not limited to, communication line failure) or other acts beyond the control of such Party, provided that the other Party, shall be released of its obligation to pay for any services not performed as a result of such event.

        Section 7.7    Severability.    In the event that any term of provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable, in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

        Section 7.8    Waivers and Amendments.    No waiver of any term or condition of this Agreement is valid unless in writing and signed by authorized representatives of both parties, and will be limited to the specific situation for which it is given. No amendment or modification to this Agreement shall be valid unless set forth in writing and signed by authorized representatives of both parties. No other action or failure to act will constitute a waiver of any rights.

        Section 7.9    Governing Law.    The laws of the State of California will govern this Agreement without giving effect to conflict of laws principles.

        Section 7.10    Integration.    This Agreement and the exhibits attached hereto constitute the entire understanding and agreement between the Parties with respect to the subject matter of this Agreement and supersede all previous arrangements, understandings, representations or agreements between the Parties, whether written or oral.

        Section 7.11    Counterparts.    This Agreement may be executed by facsimile in two or more counterparts, each of which shall constitute an original and both of which together shall be deemed to be one and the same instrument.

        Section 7.12    Notices.    Any and all notices required to be given hereunder shall be made in writing and delivered by e-mail, facsimile or overnight courier to the following:

If to smart USA:	smart USA Distributor LLC 2555 Telegraph Rd. Bloomfield Hills, MI Attn: David Schembri 248-648-2450
If to IB:	Internet Brands, Inc. 909 N. Sepulveda Blvd., 11th fl. El Segundo, CA 90245 Attn: B. Lynn Walsh, General Counsel lynn.walsh@internetbrands.com 310-280-4361

        Section 7.13    Confidentiality.    IB acknowledges that as a result of this agreement, it will be in possession of confidential information of smart USA. IB will take reasonable steps to maintain such confidential information including at least the same actions as it takes to protect its own confidential information.

        Section 7.14    Assignment.    Neither party may assign this agreement to any third party (whether pursuant to a sale of assets, merger, change of control or otherwise) without the prior written consent of the other party. Notwithstanding the foregoing, either party may assign its rights and responsibilities under this agreement to an entity that is controlled by or is under common control with such party without the prior written consent of the other party.

        Section 7.15    Acknowledgement Regarding Data.    The parties acknowledge that smart USA exclusively owns any and all data, text, graphics, inventory, images, content, concepts and any other design elements included in the Websites, Lead Management System and smart Net Program. smart USA grants IB a limited license to use such materials and IB shall utilize commercially reasonable efforts to protect such materials from unauthorized distribution. IB is not authorized to reveal such materials to any third party without the prior written consent of smart USA. Smart USA also owns any and all domain names purchased by smart USA or IB while performing the services, including those which contain smart USA trademarks, names or services marks. Smart USA also owns any and all leads generated hereunder such that IB is prohibited from selling or otherwise transferring such leads to any third party without smart USA's prior written consent. Notwithstanding the foregoing, IB exclusively owns all source code developed by IB or its subcontractors.

        IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement on the date set forth above.

SMART USA DISTRIBUTOR LLC
By:	/s/ DAVID SCHEMBRI Name: David Schembri Title: President
INTERNET BRANDS, INC.
By:	/s/ ROBERT N. BRISCO Name: Robert N. Brisco Title: Chief Executive Officer

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  Exhibit 10.21
ONLINE MARKETING SYSTEMS AND SERVICES AGREEMENT
RECITALS
AGREEMENT